Exhibit 4.4
REPLY! INC.
AMENDED AND RESTATED VOTING AGREEMENT
     This Amended and Restated Voting Agreement (the “Agreement”) is made as of March 19, 2007, by and among Reply! Inc., a California corporation (the “Company”), the undersigned holders of the Company’s Preferred Stock (each a “Preferred Holder” and collectively, the “Preferred Holders”) and the undersigned holders of the Company’s Common Stock (each a “Common Holder” and, collectively, the “Common Holders”) listed on Exhibit A attached hereto.
RECITALS
     WHEREAS, the Company and certain of the Preferred Holders (the “Series B Holders”) are entering into a Series B Preferred Stock Purchase Agreement of even date herewith (the “Series B Purchase Agreement”) pursuant to which the Company will sell to the Series B Holders and the Series B Holders will purchase from the Company shares of the Company’s Series B Preferred Stock.
     WHEREAS, a condition to the Series B Holders’ obligations under the Series B Purchase Agreement is that the Company, the Common Holders and the Preferred Holders enter into this Agreement in order to establish the composition of the Company’s Board of Directors upon the closing of the transactions contemplated by the Series B Purchase Agreement.
     WHEREAS, the Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles”) provide that (a) holders of shares of Common Stock, voting together as a class, shall elect three (3) members of the Company’s Board of Directors (the “Common Directors”), (b) holders of shares of the Company’s Preferred Stock, voting together as a class, shall elect three (3) members of the Company’s Board of Directors (the “Preferred Directors”), and (c) holders of shares of Common Stock and holders of shares of Preferred Stock, voting together as a single class and on an as converted to Common Stock basis, shall be entitled to elect the remaining member of the Company’s Board of Directors (the “Joint Director”).
     WHEREAS, the Company, the Common Holders and the Preferred Holders each desire to induce the Series B Holders to purchase shares of Series B Preferred Stock of the Company pursuant to the Series B Purchase Agreement by agreeing to the terms and conditions set forth herein.
     In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Board of Directors.
          (a) The Board shall be composed of seven (7) members. At each election of directors of the Company, the Preferred Holders and the Common Holders (each an “Elector” and, collectively, the “Electors”), hereby consent and agree to vote (whether at an annual or special meeting or by written consent) all outstanding shares of the Company now held or subsequently acquired by Electors or over which such Electors hold voting control (the “Voting Shares”) to elect members to the Board in the following manner:
               (i) in any election of the Common Directors, all shares of Common Stock shall be voted in favor of three (3) representatives, one such individual shall be the Company’s then Chief Executive Officer (the “CEO”), who initially shall be Mr. Payam Zamani, and the second and third shall be such persons nominated by the holders of a majority of the Common Stock, who initially shall be Messrs. Jordan Spiegel and John Truchard (the “Non-CEO Common Directors”);
               (ii) in any election of the Preferred Directors, all shares of Preferred Stock shall be voted in favor of three (3) representatives as follows: (A) one such individual shall be nominated by Scale Venture Partners II, LP, who initially shall be Ms. Sharon Wienbar, (B) the second Preferred Director shall be nominated by Outlook Ventures III, L.P. (“Outlook Ventures”), who initially shall be Mr. Randy Haykin (the “Outlook Director”) and (C) the third Preferred Director shall be nominated by the holders of a majority of the then outstanding shares Preferred Stock;
               (iii) in any election of the Joint Director, all shares of Common Stock and Preferred Stock shall be voted in favor of such person who shall be nominated by at least four other members of the Board of Directors (the “Director Group”), and who initially shall be Ms. Deborah Coleman;
               (iv) in the event that Payam Zamani ceases to be the CEO of the Company (other than in the circumstance where there is a termination of employment for “cause,” as defined in the Employment Agreement between Payam Zamani and the Company dated as of August 18, 2005 (the “Zamani Employment Agreement”)), then the holders of a majority of the Common Stock agree to remove one of the then existing Non-CEO Common Directors, and the holders of a majority of the Common Stock shall appoint Payam Zamani as a member of the Board as a Non-CEO Common Director. Payam Zamani shall be entitled to continue as the Chairman of the Board while serving as a member of the Board, provided however that such right shall terminate immediately prior to the registration of the Company’s Common Stock with the Securities and Exchange Commission;
               (v) in the event that Payam Zamani ceases to be the CEO of the Company (in the circumstance where there is a termination of employment for “cause,” as defined in the Zamani Employment Agreement), then the holders of a majority of the Common Stock agree to remove Payam Zamani as a member of the Board;
               (vi) in the event the Company files a registration statement for a public offering of its Common Stock, a majority of the Board of Directors may request that the Outlook Director resign from the Board of Directors immediately prior to the initial filing of such registration statement;
               (vii) in the event the Outlook Director is asked to resign pursuant to Section l(a)(vi) above, Outlook Ventures shall have observation rights for the period commencing upon the filing of the registration statement and ending upon the effectiveness of such registration statement; and
               (viii) in the event such registration statement is withdrawn, Outlook Ventures shall be entitled to nominate an individual to serve as the Outlook Director, subject to the conditions set forth in Sections l(a)(vi) and 1(a)(vii).
          (b) Each director designated and nominated as aforesaid by any Elector, group of Electors or Director Group, as the case may be, and duly elected to the Board of Directors shall be subject to removal only at the request of the Elector, group of Electors or Director Group that designated and nominated such director in accordance with Section 1(a). Upon written request by any such Elector, group of Electors or Director Group, as the case may be, each Elector shall vote all Voting Shares it holds for the removal of such director.
          (c) If a vacancy is created by the death, resignation or removal of a director, each Elector shall vote all outstanding Voting Shares then held by it for the election of a nominee to be designated and nominated by the Elector, group of Electors or Director Group, as the case may be, which designated and nominated, in accordance with Section 1(a), the director whose position has become vacant (unless such vacancy has resulted from the termination of the right of such Elector, group of Electors or Director Group to nominate such director). The Company shall take such lawful action as shall be reasonably required in order to facilitate the nomination, removal and election of directors as aforesaid.
          (d) This Agreement shall not extend to voting upon any other questions and matters (other than the election, replacement and removal of directors) upon which shareholders of the Company have a right to vote under the Company’s Second Amended and Restated Articles of Incorporation or under the California Corporations Code.
     2. No Liability for Election of Recommended Director. None of the Company, the Preferred Holders and the Common Holders, and any officer, director, shareholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party to this Agreement to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.
     3. [INTENTIONALLY DELETED]
     4. Grant of Proxy. Upon the failure of any Elector to vote its Voting Shares in accordance with the terms of this Agreement, such Elector hereby grants to a shareholder designated by the Board a proxy coupled with an interest in all Voting Shares owned by such Elector, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 4 is amended to remove such grant of proxy in accordance with Section 1 hereof, to vote all such Voting Shares in the manner provided in Section 1 hereof.
     5. Manner of Voting. The voting of Voting Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

     6. Term of Agreement. This Agreement shall terminate upon the occurrence of any of the following events:
          (a) The conversion of all outstanding shares of the Company’s Preferred Stock into Common Stock.
          (b) A sale of all or substantially all of the assets of the Company or a consolidation or merger of the Company with or into any other entity or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is transferred, unless the Company’s shareholders immediately prior to such transaction own, immediately following the consummation of such transaction, at least fifty percent (50%) of the voting power of the surviving or purchasing entity.
          (c) The execution of an agreement to terminate this Agreement by (i) the Company, (ii) the Preferred Holders holding a majority of the Company’s Preferred Stock then outstanding and (iii) the Common Holders holding a majority of the Company’s Common Stock then held by all Common Holders.
     7. Company Obligations. The Company shall use its best efforts to ensure that the rights granted to the Preferred Holders and the Common Holders hereunder are effective and that the Preferred Holders and the Common Holders enjoy the benefits hereof. Such actions shall include the use of the Company’s best efforts to cause the nomination and election of the directors as provided in Section 1. The Company shall not, by any voluntary action or omission, avoid or seek to avoid the observance or performance of any of the terms it is to perform hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the shareholders’ rights hereunder against impairment.
     8. Cumulative Voting. In the event that any shareholder of the Company exercises its right to cumulate its votes in connection with any election of directors, the Electors shall coordinate their voting to ensure that the maximum number of their designees is elected to the Board of Directors. In determining the maximum number of designees which may be ensured election, the parties hereto shall assume that all outstanding shares of capital stock are voted and shall assume that any shares of capital stock held by persons who are not parties to this Agreement will vote their shares for candidates other than the designees. If less than all of the designees can be assured election, then the priority given to the Preferred Directors shall be determined by the holders of a majority of the Preferred Holders, the priority given to the Common Directors shall be determined by the holders of a majority of the Common Stock, and the priority given to the Joint Director shall be determined by the holders of a majority of the Common Stock and the holders of a majority of the Preferred Holders, acting separately.
     9. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 9), and if to the Company, addressed to Reply! Inc., 12667 Alcosta Blvd., Suite 200, San Ramon, California 94583, Attn: Payam Zamani, President, with a copy to DLA Piper US LLP, 2000 University Avenue, East Palo Alto, California 94303, Attn: Andrew D. Zeif, Esq.
     10. Assignment, Binding Effect. The Preferred Holders and the Common Holders agree, and any transferee or assignee of any Voting Shares now owned or hereafter acquired by a Preferred Holder or the Common Holder is hereby on notice that, any transfer or assignment of such Voting Shares is conditioned upon such transferee’s or assignee’s execution and delivery of this Agreement prior to such transfer or assignment. Any transfer or assignment of any such Voting Shares in violation of this section shall be void and be of no force or effect.
     11. Costs of Enforcement; Specific Enforcement. If any action or proceeding is instituted by any party to enforce or construe any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party (or parties) to such action or proceeding all of its reasonable attorneys’ fees, costs and disbursements. It is agreed and understood that monetary damages would not adequately compensate an injured Elector for the breach of this Agreement by any other Elector, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Elector waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
     12. Entire Agreement; Amendments and Waiver. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements, negotiations, discussions, commitments and understandings among the parties with respect thereto, whether written or oral. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of: (a) the Company, (b) the holders of a majority of the then-outstanding Voting Shares held by the Preferred Holders, and (c) the holders of a majority of the then-outstanding Voting Shares held by the Common Holders. Notwithstanding the foregoing, the written consent of Outlook Ventures shall be required, in addition to any other required consent, to amend, or to waive the observance of, Section 1(a)(ii)(B) herein. Notwithstanding the foregoing, the written consent of Scale Venture Partners II, LP shall be required, in addition to any other required consent, to amend, or to waive the observance of, Section l(a)(ii)(A) herein.
     13. New Shareholders. Notwithstanding anything herein to the contrary, if additional parties purchase Series B Preferred Stock from the Company (each such party, a “New Shareholder”), then each such New Shareholder shall become a party to this Agreement as a “Preferred Holder” hereunder, without the need for any consent, approval or signature of any Preferred Holder, the Common Holders or the Company when such New Shareholder has both: (a) purchased Series B Preferred Stock and paid the Company all consideration payable for such shares and (b) executed one or more counterpart signature pages to this Agreement as a “Preferred Holder.”

          14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, together, shall constitute one instrument.
          15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          16. Successors and Assigns; Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          17. Applicable Law. The validity, legality, enforceability and interpretation of this Agreement shall be governed by the laws of the State of California, without giving effect to conflicts of law principles.
          18. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of the other party under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that all remedies, either under this Agreement, or by law or otherwise afforded to a party under this Agreement, shall be cumulative and not alternative.
          19. Legend on Stock Certificates. Each certificate representing any Voting Shares shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

COMPANY: REPLY! INC.
By:	/s/ Payam Zamani
Payam Zamani
President

COUNTERPART SIGNATURE PAGE
TO AMENDED AND RESTATED VOTING AGREEMENT

COMMON HOLDERS:
/s/ Payam Zamani
Payam Zamani

/s/ John Truchard
John Truchard

COUNTERPART SIGNATURE PAGE
TO AMENDED AND RESTATED VOTING AGREEMENT

PREFERRED HOLDER: Scale Venture Partners II, LP By: Scale Venture Management II, LLC Its general partner
By:	/s/ Sharon Wienbar
Name: Sharon Wienbar
Title: Managing Director 950 Tower Lane, Suite 700 Foster City, CA 94404 Tel: (650) 378-6017 Fax: (650) 378-6040

COUNTERPART SIGNATURE PAGE
TO AMENDED AND RESTATED VOTING AGREEMENT

PREFERRED HOLDER:

Outlook Ventures IIP, L.P. By Outlook Management II LLC
By:	/s/ Randy M. Haykin
	Name:	Randy Haykin
Its: Managing Director

Outlook Ventures III, L.P. By Outlook Management III LLC
By:	/s/ Randy M. Haykin
	Name:	Randy Haykin
Its: Managing Director

COUNTERPART SIGNATURE PAGE
TO AMENDED AND RESTATED VOTING AGREEMENT

PREFERRED HOLDER: DEBORAH COLEMAN
Signature:	/s/ Deborah Coleman

EXHIBIT A
List of Common Holders

No. of Shares of
Name of Common Holder	Common Stock
Payam Zamani	8,780,000
Benham Behrouzi	1,040,000
John Truchard	1,040,000

TOTAL	10,860,000
List of Preferred Holders
Scale Venture Partners II, LP
Outlook Ventures IIP, L.P.
Outlook Ventures III, L.P.
Deborah Coleman